UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Sapient Corporation
(Name of Registrant as Specified In Its Charter)
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SAPIENT CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2005
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sapient Corporation (the “Company”) will be held on Tuesday, May 24, 2005, at 9:00 a.m., local time, at the Company’s headquarters, 25 First Street, Cambridge, Massachusetts, 02141 for the following purposes:

1.	To elect five Directors of the Company to serve until the 2006 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To approve the Company’s 2005 Employee Stock Purchase Plan and the reservation of 2,074,000 shares of Common Stock for issuance thereunder;

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2005; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
      Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.
      The Board of Directors has fixed the close of business on Friday, April 1, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company’s common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof.
      Your vote is very important. Whether or not you plan to attend the Annual Meeting, please carefully review the enclosed Proxy Statement and submit your proxy, which is being solicited by the Board of Directors. If you are a stockholder of record, please complete, sign, date and mail the accompanying proxy card in the postage-prepaid envelope; or, vote by telephone or via the Internet by following the instructions included with your proxy card. If your shares are held by a broker, bank or other nominee (referred to as shares held in “street name”), please complete, sign, date and mail the voting instruction form; or, vote by telephone or via the Internet if your voting instruction form includes instructions and a toll-free telephone number or Internet Web site to do so. In any event, to make certain that your vote will be received in time, please cast your vote, by your choice of available means, at your earliest convenience.
      Any proxy may be revoked by delivery of a later-dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously submitted a completed proxy by telephone, Internet or mail. If you hold your shares in street name and would like to change your voting instructions, please check the voting instruction form provided to you by your broker, bank or other nominee.

By order of the Board of Directors,

JERRY A. GREENBERG
Co-Chairman and Co-Chief Executive Officer
April 26, 2005

SAPIENT CORPORATION
25 First Street
Cambridge, Massachusetts 02141
PROXY STATEMENT
For Annual Meeting of Stockholders
To Be Held May 24, 2005
Information About the Annual Meeting
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sapient Corporation (“Sapient” or the “Company”) for use at the 2005 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 24, 2005, at 9:00 a.m., local time, at the Company’s headquarters, located at 25 First Street, Cambridge, Massachusetts, 02141, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect five Directors of the Company, approve the 2005 Employee Stock Purchase Plan, ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005 and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
      This Proxy Statement and the accompanying notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 26, 2005. The Board of Directors has fixed the close of business on April 1, 2005 as the record date for determining which stockholders are entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only stockholders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock outstanding and entitled to vote as of the close of business on the Record Date will be entitled to one vote for each share held by them. On the Record Date, 124,411,750 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting.
      The presence, in person or by proxy, of holders of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted as present in determining the presence of a quorum. A “broker non-vote” is a proxy from a broker or other nominee concerning a matter for which the broker or other nominee does not have discretionary voting power, and for which such broker or nominee has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy.
      The five nominees for Director who receive the greatest number of votes cast (i.e., a plurality of votes cast) will be elected as Directors. Approval of the 2005 Employee Stock Purchase Plan and ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting require that the votes cast “for” such proposals exceed the votes cast “against” such proposals.
      Abstentions, because they are not “votes cast,” will not affect the outcome of the vote on any proposal. Similarly, votes to withhold authority as to a particular Director nominee will not affect the election of Directors. Brokers have discretion to vote on the election of Directors and the ratification of the selection of the Company’s independent registered public accounting firm without the receipt of instructions from the beneficial owners. Consequently, “broker non-votes” are not applicable to these two proposals. Brokers do not have discretion to vote on the approval of the 2005 Employee Stock Purchase Plan. However, because approval of the 2005 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented and voted on the proposal, broker non-votes will have no effect on the outcome of this proposal.
      Stockholders of the Company are requested to submit a proxy by telephone or Internet, or by completing, signing, dating and returning the accompanying proxy card or, for shares held in street name, the voting instruction form in the enclosed, postage-prepaid envelope. If you vote by telephone or the Internet, you should not return your proxy card or voting instruction form. Instead, please follow the instructions on your proxy card or voting instruction form for telephone and Internet voting. Shares represented by a properly completed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of each of the nominees for Director, FOR approval of the 2005 Employee Stock Purchase Plan and FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the current fiscal year. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders on such other matters.
      A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted by telephone or the Internet may also change his or her vote with a timely and valid later telephone or Internet vote, as the case may be. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person, whether or not a proxy has previously been given. The presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.
      A stockholder whose shares are held in street name may change previously delivered voting instructions by following the procedure set forth in the voting instruction form provided by the broker, bank or other nominee. A stockholder whose shares are held in street name may vote in person at the Annual Meeting, upon presenting picture identification, an account statement or a letter from the record holder indicating that the stockholder owned the shares as of the Record Date, and a proxy from the record holder issued in the stockholder’s name.
      We are mailing the Notice of Annual Meeting, this Proxy Statement, the proxy and our Annual Report to Stockholders for 2004 (the “Annual Report”) to our stockholders on or about April 26, 2005. Our Annual Report includes our Annual Report on Form 10-K (without exhibits) for 2004 (the “Form 10-K”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2005. The Annual Report and Form 10-K, however, are not part of the proxy solicitation materials. We will, upon written request and without charge, furnish you additional copies of our Annual Report and Form 10-K (with or without exhibits). Please address all such requests to us by mail, to Sapient Corporation, Attention: Investor Relations, at the above address, or by e-mail, to ir@sapient.com. These documents are also posted on the Investor Relations portion of our Web site at http://www.sapient.com. A copy of our Form 10-K (with exhibits) can also be found on the SEC’s Web site at http://www.sec.gov.
Electronic Delivery of Future Stockholder Communications
      We are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By opting for electronic delivery of documents, such as the Annual Report and the Proxy Statement, you will receive stockholder communications as soon as they become available and can vote on the matters to be decided at the Annual Meeting over the Internet. Choosing electronic delivery also reduces the number of bulky documents in your mail, conserves natural resources and reduces our printing and mailing costs. To obtain electronic delivery, visit http://www.icsdelivery.com/sape and enter information for all of your Sapient Corporation stockholdings. Your enrollment will be effective until you cancel it by following the instructions listed on this Web site. If you have questions about electronic delivery, please contact our Investor Relations department at our address or Web site listed above.
Householding of Future Stockholder Communications
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you, if you contact our Investor Relations department at the address or

Web site listed above. If you are receiving multiple copies at your household and would like to receive only one, please contact your bank, broker, or other nominee record holder, or our Investor Relations department.
Discussion of Proposals for Consideration at the Annual Meeting
PROPOSAL 1 — ELECTION OF DIRECTORS
      The first proposal for consideration at the Annual Meeting is the election of five Directors. Upon the recommendation of our Governance and Nominating Committee, the Board of Directors has nominated Dennis H. Chookaszian, Jeffrey M. Cunningham, Darius W. Gaskins, Jr., Gary S. McKissock and J. Stuart Moore for election as Directors (collectively, the “Director Nominees”). Each of the Director Nominees is currently a non-classified Director of the Company. For more information regarding the Director Nominees, see “Information About Our Directors” on page 6 of this Proxy Statement.
      Each re-elected Director Nominee will serve for a one-year term expiring at our 2006 Annual Meeting, or until his successor is duly elected and qualified. At the 2004 Annual Meeting, the stockholders of the Company voted to eliminate the classification of Directors on our Board. Previously, Directors had been classified as either Class I, Class II or Class III Directors and elected for three-year terms. Effective as of the 2004 Annual Meeting, these classifications were eliminated on a “sunset” basis — i.e., each of the then existing three Director classes disappear as that particular class’s three-year term expires, with subsequent terms being for one-year only. For more information regarding the one class of Directors that will remain after the Annual Meeting, see “Information About Our Directors” on page 6 of this Proxy Statement.
      The persons named in the enclosed proxy will vote each proxy FOR the election of the Director Nominees, unless authority to vote for the election of one or more of the nominees is withheld by marking the proxy to that effect. Each of the Director Nominees has indicated his willingness to serve, if elected. However, if any of the Director Nominees should be unable or unwilling to stand for election, the person acting under the proxy may vote the proxy for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the Director Nominees will be unable to serve if elected.
RECOMMENDATION OF THE BOARD OF DIRECTORS
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 —	APPROVAL OF THE 2005 EMPLOYEE STOCK PURCHASE PLAN
      Like many other companies in the business and technology consulting industry, the Company and its Board of Directors have long promoted employee ownership of Common Stock as an important means of attracting, retaining, and motivating talented employees. The Board of Directors believes that the continued growth and success of the Company depends, in large part, on its ability to continue to attract, retain and motivate such employees. The Board of Directors also believes that employee stock ownership strengthens the commitment of employees to the Company’s success and further aligns the interests of employees with the interests of stockholders. Accordingly, on March 3, 2005, the Board of Directors adopted, subject to stockholder approval, the 2005 Employee Stock Purchase Plan (the “2005 ESPP”). The material terms of the 2005 ESPP are summarized below.
      The 2005 ESPP is intended to replace the Company’s 2002 Employee Stock Purchase Plan (the “2002 ESPP”) and contains substantially similar terms. The 2002 ESPP was approved by stockholders in June 2002. Approximately 685,237 shares of Common Stock remained available for purchase under the 2002 ESPP on April 1, 2005. If the 2005 ESPP is approved at the Annual Meeting, the Board of Directors will terminate the 2002 ESPP immediately following the May 31, 2005 final purchase date. Any shares of Common Stock currently available under the 2002 ESPP that are not purchased on the final purchase date will be added to the shares available for issuance under the 2005 ESPP. The Company believes that the shares not purchased under the 2002 ESPP plus the 2,074,000 shares being requested for stockholder approval pursuant to the 2005 ESPP should provide sufficient shares for employee stock purchases for the next three years. The Company intends to use the proceeds from shares sold under the 2005 ESPP for general corporate purposes. If the Company’s stockholders do not approve the adoption of the 2005 ESPP, the 2005 ESPP will not go into effect, and the Company will not issue any stock under the 2005 ESPP. In such event, the Board of Directors will consider whether to adopt alternative equity compensation arrangements based on its assessment of the Company’s needs.
      New accounting rules that take effect as of the first quarter of 2006 (the “New Accounting Rules”) deem stock purchase plans, such as the 2005 ESPP, as compensatory, and will require that the Company record an expense associated with the issuance of stock under the 2005 ESPP. The Company seeks to adopt the 2005 ESPP because the 2002 ESPP is running out of shares and the Company wants to be able to continue this type of stock ownership program, should the Company decide to continue the plan after assessing the accounting impact. If the 2005 ESPP is approved, the Company still intends to assess the impact (accounting and otherwise) of continuing the program and may decide to modify the manner in which the 2005 ESPP operates (by, for example, eliminating the “look back” feature with respect to the determination of the exercise price applicable to awards granted under the 2005 ESPP or by reducing the share price discount). Alternatively, the Company may decide to terminate the program altogether.
Summary of the Material Terms of the 2005 ESPP
      The following is a brief summary of the 2005 ESPP, a copy of which is attached as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the 2005 ESPP.
      General. The 2005 ESPP will provide eligible employees with the opportunity to purchase shares of the Company’s Common Stock at a discounted price. On April 15, 2005, the last reported sale price of the Company’s Common Stock on the Nasdaq National Market was $6.49.
      Administration. The 2005 ESPP will be administered by the Board of Directors of the Company, which will have the authority to make rules and regulations for the administration of the 2005 ESPP. Pursuant to the terms of the 2005 ESPP, the Board of Directors may delegate authority under the 2005 ESPP to a committee of the Board.
      Eligibility. Each employee of the Company and its eligible subsidiaries (including any officer or Director who is also an employee) will be eligible to participate in the 2005 ESPP, provided he or she (i) is employed by the Company or any eligible subsidiary on the applicable offering commencement date, (ii) is customarily employed by the Company or any eligible subsidiary for 20 or more hours per week and for more than five months in a calendar year and (iii) does not or would not own 5% or more of the total combined voting power or value of the Common Stock or the stock of any subsidiary. As of April 15, 2005, approximately 2,585 employees were eligible to participate in the 2005 ESPP. The purchase of shares under the 2005 ESPP will be at the discretion of each employee and will depend on the number of employees who elect to participate and the amounts those employees elect to contribute towards the purchase of shares. As a result, the Company cannot now determine the number of shares to be purchased in the future by any particular person or group. However, under no circumstances will any employee eligible to participate be permitted to purchase Common Stock under any offerings under the 2005 ESPP at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined as of the offering commencement date) for each calendar year in which such offerings occur. The Board of Directors or a board-appointed committee may also limit the number of shares that employees may purchase during any offering period.
      Offerings. The 2005 ESPP will be implemented through a series of offerings, each of which is anticipated typically to be six months in length. The Board of Directors may change the length of any offering prior to the commencement of the offering, provided that no offering may be longer than 12 months in length. Participants in an offering will purchase shares with funds set aside through payroll deductions. An employee may elect to have a percentage (not to exceed 10%) deducted from his or her cash compensation for purposes of purchasing shares under the 2005 ESPP, subject to certain limitations on the maximum dollar amount and number of shares that may be purchased.

      Purchase Price. The price at which shares may be purchased during each offering will be the lower of (i) 85% of the closing price of the Common Stock as reported on the Nasdaq National Market on the date that the offering commences or (ii) 85% of the closing price of the Common Stock as reported on the Nasdaq National Market on the date that the offering terminates.
      Number of Shares; Adjustments. The maximum number of shares of Common Stock issuable under the 2005 ESPP will be 2,074,000 shares, plus any shares reserved for issuance under the 2002 ESPP that remain available for purchase after the May 31, 2005 final purchase date (anticipated to be approximately 276,248 shares). The 2005 ESPP contains provisions relating to adjustments to be made to this limit in the event of stock splits and other similar events and certain mergers, acquisitions and other extraordinary corporate transactions involving the Company. In general, in the event of a merger, a participant’s right to purchase shares of Common Stock will be converted into a right to purchase whatever a holder of Common Stock was entitled to receive in the merger. However, the Board of Directors has the discretion to cancel all or part of such participant’s rights to purchase Common Stock and refund related prior payroll deductions, or to cancel all or part of such participant’s rights to purchase Common Stock as of the effective date of the transaction. In the event of cancellation, notice must be given to each holder of the cancelled rights and the holder must be given the opportunity to exercise the right in full based on the payroll deductions then credited to his or her account as of a date no less than 10 days preceding the effective date of the transaction.
      Amendment or Termination. The Board of Directors may at any time terminate or amend the 2005 ESPP, provided that no amendment may be made without prior approval of the stockholders of the Company if such approval is required by Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and in no event may any amendment be made which would cause the 2005 ESPP to fail to comply with Section 423 of the Code.
Federal Income Tax Consequences
      The following summary description is limited to the principal U.S. federal income tax consequences of participating in the 2005 ESPP, under current law. It does not attempt to describe all possible tax consequences. Changes to these laws, as well as any modifications that the Company might adopt for the 2005 ESPP based on the New Accounting Rules (as described above), could alter the tax consequences described below.
      The 2005 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the rules applicable to employee stock purchase plans that so qualify, a participant will realize no income either upon the grant at the beginning of an offering period or upon the exercise at the end of an offering period of an option awarded under the 2005 ESPP. Upon any disposition by the participant of shares acquired upon exercise of an option awarded under the 2005 ESPP, if such disposition occurs after the shares have been held for at least two years after the date of the option grant, or if the participant dies at any time while holding the shares, ordinary income will be recognized equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition or death over the purchase price, or (ii) 15% of the fair market value of the shares on the date of grant of the option. In the case of a disposition, any additional gain recognized in such a disposition will be taxable as long-term capital gain. If the participant sells or otherwise disposes of the shares prior to expiration of the two-year period (a “disqualifying disposition”), he or she will recognize ordinary income equal to the amount by which the fair market value of the stock on the date the option was exercised exceeded the exercise price. Any additional gain, or any loss, recognized in the disposition will be taxable as a capital gain or loss, long-term or short-term depending on the participant’s holding period in the shares. A deduction will be available to the Company with respect to any ordinary income realized by a participant in a disqualifying disposition of shares acquired under the 2005 ESPP.
      The preceding paragraph assumes that the participant is, at all times during the period beginning with the date of grant and ending on the date that is three months before the option is exercised, an employee of the Company or a subsidiary. If the participant does not satisfy these employment requirements, in general, the participant will have no taxable income at the time of grant but will realize income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which the Company is not entitled to a deduction.
RECOMMENDATION OF THE BOARD OF DIRECTORS
      THE BOARD OF DIRECTORS BELIEVES THAT THE ADOPTION OF THE 2005 ESPP IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 2005 ESPP AND THE RESERVATION OF 2,074,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

PROPOSAL 3 —	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The third proposal for consideration at the Annual Meeting is to ratify the selection, made by the Audit Committee of our Board of Directors, of PricewaterhouseCoopers LLP (“PwC”) as the independent auditors of the Company for its 2005 fiscal year. PwC has served as the Company’s independent auditors since 1999. The Company has been advised by PwC that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of PwC is expected to be present at the Annual Meeting to answer appropriate questions and to make a statement, if he or she so desires.
      Although stockholder approval of the Audit Committee’s selection of PwC is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of PwC as the Company’s independent registered public accounting firm for its 2005 fiscal year. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of PwC. Even if the selection of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year, if the Committee determines that such a change is in the best interests of the Company and its stockholders.
RECOMMENDATION OF THE BOARD OF DIRECTORS
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2005.
Information About Our Directors
      Our Board of Directors is currently divided into Class I and non-classified Directors. As described above, the Class II Director classification expired at the 2004 Annual Meeting and the Class III Director classification will expire at the 2005 Annual Meeting. The Class I Director classification will, in turn, expire at the 2006 Annual Meeting. As the classified terms expire, new Directors are elected (or existing Directors are re-elected) for a term ending on the date of the Annual Meeting immediately following the date on which such Director was elected and until his or her successor is elected and qualified. Two current Class I Directors’ terms expire in 2006; the remaining five Directors are no longer classified, and each holds a term that expires at the Annual Meeting (in all cases, subject to the election and qualification of their successors or their earlier death, resignation or removal).

      All of our Directors are listed below, with their principal occupation and business experience for at least the last five years, the names of other publicly held companies of which they serve as a director and their age and length of service as a Director.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	During Past Five Years and Other Directorships

Non-Classified Directors — Terms Expiring at this Meeting
Dennis H. Chookaszian	61	2003	Mr. Chookaszian has been a Director since January 2003. Since his retirement from employment in February 2001, Mr. Chookaszian has served as an independent advisor and board member for various non-profit and for-profit organizations. From November 1999 to February 2001, Mr. Chookaszian was Chairman and Chief Executive Officer of mPower, Inc., a financial advisory firm. From February 1999 to November 2001, Mr. Chookaszian was also chairman of the Executive Committee of CNA Financial Corporation, a global insurance and financial services holding company. From October 1992 to February 1999, Mr. Chookaszian was chairman and chief executive officer of CNA Insurance Companies, a global insurance company. Mr. Chookaszian is also a director of Career Education Corporation, a for-profit educational provider, InsWeb Corporation, an online insurance portal, and Chicago Mercantile Exchange, Inc., a financial services company.
Jeffrey M. Cunningham	52	2004	Mr. Cunningham has been a Director since September 2004. He also serves as a director of Countrywide Financial Services. He is the founder and chairman of New England Ventures LLC, a venture capital and advisory firm focused on media and technology. From August 2000 to May 2001, he served as managing Director for Schroder Finance Partners LP. From November 1998 to April 2000, he was president of Internet Media Group of CMGI, Inc. From 1980 to 1998, Mr. Cunningham held the position of Publisher of Forbes Magazine and Group Publisher of Forbes, Inc.
Darius W. Gaskins, Jr	65	1995	Mr. Gaskins has been a Director since September 1995. He is a founding partner of Norbridge, Inc., formerly Carlisle, Fagan, Gaskins & Wise, Inc., a management consulting firm.
Gary S. McKissock	62	2003	Lt. Gen. McKissock has been a Director since March 2003. Since his retirement from the United States Marine Corps in November 2002, Mr. McKissock has formed a consulting firm which focuses on supply chain management and has served as an advisor to the United States Department of Defense regarding logistics and supply chain management issues. From September 1999 to November 2002, Mr. McKissock was Deputy Commandant, Installations and Logistics at the United States Marine Corps Headquarters in Washington D.C. From September 1998 to September 1999. He was commander of the Marine Corps Materiel Command. From May 1997 to September 1998, Mr. McKissock was commander of the Marine Corps Logistic Bases.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	During Past Five Years and Other Directorships

J. Stuart Moore	43	1991	Mr. Moore co-founded Sapient in 1991 and has served as Co- Chairman of the Board of Directors and Co-Chief Executive Officer since the Company’s inception.
Class I Directors — Terms Expiring in 2006
Jerry A. Greenberg	39	1991	Mr. Greenberg co-founded Sapient in 1991 and has served as Co-Chairman of the Board of Directors and Co-Chief Executive Officer since the Company’s inception.
Bruce D. Parker	57	1995	Mr. Parker has been a Director since September 1995. He served as Executive Vice President of Sapient from December 1999 until his retirement in July 2002. After his retirement from Sapient, Mr. Parker founded, and currently serves as president of, the IT Management Group, LLC, a consulting company. Mr. Parker served as Senior Vice President and Chief Information Officer at United Airlines, Inc. from December 1997 until December 1999. From September 1994 to December 1997, Mr. Parker was Senior Vice President — Management Information Systems and Chief Information Officer at Ryder System Inc., a transportation company. Mr. Parker is also a Director of AirNet Systems, Inc., an aviation services company.
      See “Information About Ownership of Our Common Stock” for information regarding the number of shares of Common Stock owned by each Director.
Board and Committee Meetings
      The Board of Directors held eight meetings during 2004. Each Director attended at least 75% of the meetings of the Board and 89% of the meetings of the committee(s) on which he served. Messrs. Greenberg and Moore are Co-Chairmen of the Board. Mr. Gaskins serves as the Lead Independent Director of the Board and, in that capacity, is responsible for ensuring that the viewpoints of our independent Directors are reflected in the formation of the agenda for each Board meeting and in the Board discussions that ensue at such meetings. The Lead Independent Director also serves as a liaison between the Co-Chairmen and the other independent Directors.
      The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. All of the members of each of our Board Committees meet the standard for independence required under the applicable listing rules of the National Association of Securities Dealers (“NASD”).
      The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions and selects our independent auditors. The Audit Committee held nine meetings in 2004. The Audit Committee is currently composed of Messrs. Chookaszian, Gaskins, and McKissock, each of whom is an independent Director. Mr. Chookaszian serves as the Chairperson of the Audit Committee. Our Board of Directors has determined that Mr. Chookaszian is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC and the applicable listing standards of the NASD. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which can be found on the Investor Relations portion of our Web site, http://www.sapient.com, under “Corporate governance practices.”
      The Compensation Committee is responsible for reviewing our overall compensation policies and approving the compensation of our executive officers. The Compensation Committee held eight meetings in 2004. The current members of the Compensation Committee are Messrs. Cunningham, Gaskins, and McKissock, each of whom is an independent Director. Mr. McKissock serves as the Chairperson of the

Compensation Committee. A copy of the Charter of the Compensation Committee can be found on the Investor Relations portion of our Web site, http://www.sapient.com, under “Corporate governance practices.”
      The Governance and Nominating Committee is responsible for identifying and evaluating potential candidates for our Board of Directors and making recommendations regarding such candidates to our Board of Directors. The Committee also provides counsel to our Board of Directors regarding principles and practices applicable to governance of the Corporation. The Governance and Nominating Committee held four meetings in 2004. The current members of the Governance and Nominating Committee are Messrs. Chookaszian, Gaskins, and McKissock, each of whom is an independent Director. Mr. Gaskins serves as the Chairperson of the Governance and Nominating Committee. A copy of the Charter of the Governance and Nominating Committee can be found on the Investor Relations portion of our Web site, http://www.sapient.com, under “Corporate governance practices.” The Governance and Nominating Committee may engage search firms or other third parties to assist in the identification or evaluation of potential nominees for Director. In 2004, the Committee did not pay any fees to search firms or other third parties.
Director Attendance at Annual Meetings
      The Company encourages, but does not require, its Directors to attend each Annual Meeting. All Directors attended the Company’s 2004 Annual Meeting, which was held on May 25, 2004.
Director Compensation
      We pay each non-employee Director an annual retainer of $15,000, in four equal quarterly installments. Additionally, we pay non-employee Directors the following attendance fees for each meeting attended: $2,000 for attendance in person at a Board meeting and $750 for attendance in person at a Committee meeting. If a Director participates in either a Board or Committee meeting by telephone, rather than in person, or if the Committee meeting is held on the same day and at the same location as a Board meeting, the Director receives one-half of the amounts described above. Effective May 25, 2004, we increased the additional annual retainer for each non-employee Director who serves either as the Lead Independent Director, or as the chairperson of our Audit Committee, from $5,000 to $20,000. We also simultaneously increased the additional annual retainer for each non-employee Director who serves as the chairperson of our Compensation Committee from $5,000 to $10,000. A non-employee Director who serves as the chairperson of our Governance and Nominating Committee is paid an additional annual retainer of $5,000. All retainers are paid in four equal quarterly installments. In addition, we reimburse each non-employee Director for expenses incurred in connection with attending meetings. Directors receive no other cash compensation for serving as Directors.
      Under the 1996 Director Stock Option Plan (the “Director Plan”) approved by our stockholders in 1996, and the revised Board compensation plan proposed by Management and approved by the Directors on May 25, 2004, each new non-employee Director elected to the Board is granted, upon his or her initial election, an option to purchase the number of shares of Common Stock having an aggregate value of $75,000, but in no event exceeding 40,000 shares. Further, as described below, each non-employee Director who is re-elected at an Annual Meeting receives an annual stock option grant exercisable for the number of shares of Common Stock having an aggregate value of $40,000. The value of these stock option grants is determined by the Board of Directors in its discretion, based on the Black-Scholes valuation methodology or other generally-accepted valuation methodology. These options granted under the Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant, vest (i) in four equal annual installments, in the case of the option grant for newly elected non-employee Directors and (ii) in full on the first anniversary date of grant, in the case of re-elected Directors (provided that in either case, the option holder continues to serve as a Director), and expire 10 years from the date of grant (subject to earlier termination in the event the optionee ceases to serve as a Director). 143,700 options remain available for grant under the Director Plan, which provides for the issuance of a maximum of 240,000 shares. On September 13, 2004, in connection with his initial appointment to the Board of Directors, the Company granted Mr. Cunningham a stock option under the Director Plan, to acquire 16,300 shares of Common Stock (i.e., the number of shares determined to be the equivalent to $75,000 in Black-Scholes Value), at an exercise price of $8.04 per share, which was the fair market value of the Common Stock on the grant date. These options vest in four equal annual installments, beginning on the first anniversary of the date of grant.
      Per the declassification of our Board and the shift to one-year Director terms, we changed the annual stock option granted to each re-elected, non-employee Director relating to his or her services as a Director. Prior to May 25, 2004, we granted a stock option to purchase 20,000 shares of Common Stock to any classified non-employee Director re-elected for a three-year term. Effective May 25, 2004, each non-employee Director receives an annual stock option grant on the date of the Annual Meeting exercisable for the number of shares of Common Stock having an aggregate value of $40,000. Based on such methodology, on May 25, 2004, each of Messrs. Chookaszian, Gaskins, McKissock and Parker was granted a stock option to acquire 8,800 shares of Common Stock, at an exercise price of $5.83 per share, which was the fair market value of the Common Stock on the grant date.
Director Compensation Chart+

	Annual Lead Independent	Board	Committee
Annual Board	Director & Committee	Meeting Fee	Meeting Fee
Member Retainer	Chair Retainer	(per meeting fee)	(per meeting fee)	Equity Grants

$15,000*	• Lead Independent Director & Audit Chair: $20,000* • Compensation Committee Chair: $10,000* • Nominating and Governance Committee Chair: $5,000*	$2,000**	$750**
• Grant upon first (initial) appointment to Board of Directors: $75,000 in Black- Scholes value***, capped at 40,000 shares, 4-yr. straight- line vesting (i.e., 25% per year).

• Annual grant: $40,000 in Black-Scholes value***; 100% “cliff” vesting at 1st anniversary.

+	Directors who are also employees of the Company do not receive any compensation for serving as Directors or as members of Committees.

*	Retainer paid in equal quarterly installments.

**	Fee reduced 50% (i) if attended by telephone; or (ii) for Committee meetings held immediately before or after a Board meeting.

***	The number of underlying shares to be granted will be determined as follows:

•	The Black-Scholes value (“BSV”) will be calculated based on the following inputs:

•	Using the average Nasdaq closing price over the prior 90-calendar day period as the FMV;

•	Using a 10-year life for the option; and

•	Using the same method and source for measuring volatility and risk-free rate as Sapient uses for its financial reporting.

•	The BSV will then be divided into $75,000 [if a “first (initial)” grant] or $40,000 [if an annual grant] to determine the number of shares to be granted.
Change of Control Arrangements in Director Stock Options
      Certain stock options that we have granted to our Directors contain “change in control” provisions. Under the terms of the applicable stock option agreement for each of these grants, the vesting of shares under the option will be accelerated by twelve months in the event of a change in control of the Company.

      The following table summarizes the Director stock options containing such “change in control” provisions.

Number of Underlying
Director	Option Shares

Dennis H. Chookaszian	50,000
Jeffrey M. Cunningham	16,300
Darius W. Gaskins	10,000
Gary S. McKissock	50,000
Bruce D. Parker	10,000
Policy Regarding Stockholder Nominations for Director
      The Company’s Governance and Nominating Committee will consider and evaluate candidates recommended by eligible stockholders for nomination as a Director of the Company. Candidates submitted by eligible stockholders to the Governance and Nominating Committee will be considered and evaluated on the same basis as candidates recommended by other sources. In evaluating all candidates for Director, the Governance and Nominating Committee strives to develop a Board and Board Committees that are diverse in nature and composed of experienced and seasoned advisers. To achieve this goal, the Governance and Nominating Committee considers a number of factors that it deems relevant, including judgment, skill, diversity, integrity, education, experience, level of availability, commitment and the interplay of the nominee’s experience with the experience of other Directors.
      A stockholder is eligible to nominate a candidate for Director if such stockholder, either individually or as a member of a group, has beneficially owned at least 1% of our Common Stock for at least one year prior to the nomination date (the “Nominating Stockholder”). Eligible stockholders may submit only one candidate for consideration each year, and the aggregate number of candidates that will be considered by the Board of Directors is limited. The aggregate number of candidates that the Committee will be required to consider and evaluate under this Policy with respect to any Annual Meeting shall be limited to the number set forth below:

Number of
Number of Board Members	Candidate(s):

8 or fewer	1
More than 8 but fewer than 20	2
20 or more	3
      If the Company receives recommendations from Nominating Stockholders for more than the maximum number of candidates set forth above, the Committee will review and evaluate for possible nomination those candidates recommended by the Nominating Stockholders with the highest level of beneficial ownership of the Company’s Common Stock, until the Committee has evaluated the maximum number of candidates as set forth above.
      A stockholder eligible to be a Nominating Stockholder should submit a nomination in writing, delivered (by registered mail, signature required, where available) to the Board of Directors, in care of the General Counsel of the Company, at the address of the Company’s headquarters. This address is listed on the first page of this Proxy Statement. For the Company’s 2006 Annual Meeting, nominations must be received no later than the 120th calendar day before the anniversary of the date the 2005 Annual Meeting proxy statement was released to stockholders (i.e., December 27, 2005).
      Each Nominating Stockholder nomination must contain the following information:

•	Name of the nominee and all information regarding the nominee that would be required under the rules of the SEC to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a Director;

•	Confirmation that the nominee meets the standard for independence required under the applicable listing rules of the NASD, or, if the nominee does not meet the independence standards, a description of the reasons why not;

•	Name, address and number of shares beneficially owned by the stockholder, or stockholders, making the nomination;

•	A representation by the nominating stockholder, or stockholders, that the stockholder(s) will continue to be the beneficial owner of at least 1% of the Common Stock through the date of the next Annual Meeting. Nominating stockholder(s) who are not registered holder(s) of Common Stock must provide evidence of eligibility as provided in SEC Rule 14a-8(b)(2); and

•	A description of all relationships, arrangements or understandings (whether written or oral) between the nominating stockholder (or any member of a nominating group of stockholders) and the nominee, or any person or entity regarding the nominee.
      Each nomination by an eligible stockholder must also contain the other information listed in the Company’s Policy Regarding Stockholder Candidates for Nomination as a Director, which can be found on the Investor Relations portion of our Web site, http://www.sapient.com, under “Corporate governance practices.”
Policy Regarding Stockholder Communications with our Board of Directors
      Stockholders of the Company may submit correspondence to the Company’s Board of Directors. The correspondence should be submitted in writing and delivered (by registered mail, signature required, where available) to the Board of Directors, in care of the General Counsel of the Company, at the address of the Company’s headquarters. You may find this address on the first page of this Proxy Statement. The Company’s General Counsel will forward each submission, without editing or alteration, to the member of the Board designated as the Lead Independent Director (or, if at the time of submission the Board does not have a Lead Independent Director, then, to the independent Director having the longest tenure of Board service) no later than the next scheduled meeting of the Board.
      Each submission to the Board of Directors must contain the information listed in the Company’s Policy Regarding Stockholder Communications with Directors, which can be found on the Investor Relations portion of our Web site, http://www.sapient.com, under “Corporate governance practices.”
Information About Ownership of Our Common Stock
      The following table sets forth information, as of April 1, 2005, regarding the beneficial ownership of shares of Common Stock by (i) each person known to us to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for Director, (iii) Jerry A. Greenberg and J. Stuart Moore, our Co-Chief Executive Officers, and the six other executive officers listed in the Summary Compensation Table on page 15 of this Proxy Statement (the “Named Executive Officers”) and (iv) the Directors and executive officers as a group. As of April 1, 2005, 124,411,750 shares of Common Stock were outstanding.

	Amount and Nature of Beneficial Ownership(1)

			Number of
			Options
			Exercisable
	Number of		By or Before			Percent of
Beneficial Owner	Shares Owned		May 30, 2005	Total		Class

5% Stockholders
Jerry A. Greenberg	20,680,227	(2)	0	20,680,227	(2)	16.6%
Co-Chief Executive Officer
c/o Sapient Corporation
25 First Street
Cambridge, Massachusetts 02141

	Amount and Nature of Beneficial Ownership(1)

			Number of
			Options
			Exercisable
	Number of		By or Before			Percent of
Beneficial Owner	Shares Owned		May 30, 2005	Total		Class

J. Stuart Moore	21,158,832	(3)	0	21,158,832	(3)	17.0%
Co-Chief Executive Officer
c/o Sapient Corporation
25 First Street
Cambridge, Massachusetts 02141
Samuel C. Sichko (as trustee)	14,147,648	(4)	0	14,147,648	(4)	11.4%
Bowditch & Dewey, LLP
One International Place 44th Floor
Boston, MA 02110
Paul E. George (as trustee)	7,985,083	(5)	0	7,985,083	(5)	6.4%
Kellogg & George, P.C
8 Grove Street
Wellesley, Massachusetts 02482
Directors and Nominees
Jerry A. Greenberg	See “5% Stockholders” Above
J. Stuart Moore	See “5% Stockholders” Above
Dennis H. Chookaszian	0		32,134	32,134		*
Jeffrey M. Cunningham	65,000		0	65,000		*
Darius W. Gaskins, Jr.	90,400		86,801	177,201		*
Gary S. McKissock	5,000		32,134	37,134		*
Bruce D. Parker	2,303		531,093	533,396		*
Named Executive Officers
Jerry A. Greenberg	See “5% Stockholders” Above
J. Stuart Moore	See “5% Stockholders” Above
Preston B. Bradford	355,758		388,840	744,598		*
Susan D. Cooke	98,328		209,552	307,880		*
Sheeroy D. Desai	1,022,922		445,752	1,468,674		1.2%
Alan J. Herrick	54,666		322,066	376,732		*
Scott J. Krenz	0		0	0		*
Jane E. Owens	34,487		119,050	153,537		*
All Executive Officers and Directors, as a Group (12 persons)	43,567,923		2,167,422	45,735,345		36.8%

*	Less than 1%

(1)	Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted.

(2)	Includes (i) 2,868,072 shares held by two trusts of which Mr. Greenberg is a co-trustee and over which he shares voting or investment control, and (ii) 1,535,891 shares held by two trusts, over which Mr. Greenberg does not have voting or investment control, but in which shares he has a beneficial interest. Mr. Greenberg disclaims beneficial ownership of the shares held by the trusts except to the extent of his pecuniary interest therein.

(3)	Includes (i) 881,626 shares held by a trust of which Mr. Moore’s wife is a co-trustee and shares beneficial interest with his children, and over which his wife, without his children, shares voting and investment control, (ii) 2,640,228 shares held by a trust over which Mr. Moore does not have voting or investment control, but in which he has a beneficial interest, (iii) 160,000 shares for which Mr. Moore has sole voting and investment control, and which shares are held by Eaglis Aggressive Growth, LLC, a Massachusetts limited liability company of which Mr. Moore is the manager, (iv) 6,028,547 shares held by a trust over which Mr. Moore does not have voting or investment control or a beneficial interest, but in which his children have a beneficial interest, and (v) 1,074,910 shares held by a trust over which Mr. Moore does not have voting or investment control or a beneficial interest, but in which his children have a beneficial interest. Mr. Moore disclaims beneficial ownership of the shares held by the trusts except to the extent of his pecuniary interest therein.

(4)	Mr. Sichko serves as trustee or co-trustee of certain trusts established by Messrs. Greenberg and Moore. The shares listed in the above table represent shares of Common Stock over which Mr. Sichko maintains sole or shared voting or investment control as trustee or co-trustee of these trusts. Mr. Sichko has disclaimed any pecuniary interest in the shares of Common Stock held by these trusts.

(5)	Mr. George serves as co-trustee of certain trusts established by Mr. Moore. The shares listed in the above table represent shares of Common Stock over which Mr. George shares voting or investment control as co-trustee of these trusts. Mr. George has disclaimed any pecuniary interest in the shares of Common Stock held by these trusts.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Based solely on a review of reports submitted, and representations made, to us, we believe that during 2004 our executive officers, Directors and holders of more than 10% of our Common Stock complied with all Section 16(a) filing requirements, except as set forth in the following paragraph.
      We have been informed that Samuel C. Sichko, who shares voting or dispositive power over shares of our Common Stock solely due to his role as trustee or co-trustee of certain trusts established by Messrs. Greenberg and Moore, failed to file a Form 3 Initial Statement of Beneficial Ownership of Securities (“Form 3”) in 2001, when he acquired voting or dispositive power over 10% of our Common Stock. In an SEC Schedule 13(g) (used to report positions by large shareholders who own more than 5% of the outstanding shares of a company, when such shareholders are making a purchase for “investment” only), which the Company filed with the SEC on March 19, 2004, Mr. Sichko disclosed that he was no longer a 10% holder of our Common Stock, and he has disclaimed any pecuniary interest in the shares of our Common Stock held by these trusts. On February 4, 2005, Mr. Sichko disclosed in a Form 3 that he had again acquired voting or dispositive power over 10% of our Common Stock.
Equity Compensation Plan Information
      The following table summarizes, as of December 31, 2004, the number of options issued under our equity compensation plans and the number of awards available for future issuance under these plans.

	(a)	(b)	(c)
	Number of Securities to	Weighted-Average	Number of Securities Remaining Available
	be Issued Upon	Exercise Price of	for Future Issuance Under Equity
	Exercise of	Outstanding	Compensation Plans, Excluding Securities
Plan Category	Outstanding Options	Options	Reflected in Column (a)(1)(2)

Equity compensation plans approved by security holders	20,517,524	$10.45	20,254,175
Equity compensation plans not approved by security holders	Not Applicable	Not Applicable	Not Applicable

Total	20,517,524	$10.45	20,254,175

(1)	17,666,179 of the shares listed in column (c) may be issued in the form of restricted stock, pursuant to the terms of our 1996 Equity Stock Incentive Plan and our 1998 Stock Incentive Plan. No shares of restricted stock are available for issuance under our other stock option plans.

(2)	Column (c) includes 685,237 shares that were available for issuance under our 2002 Employee Stock Purchase Plan on December 31, 2004, including 163,322 shares that were subsequently purchased in the four-month offering period ended December 31, 2004.
Information About Executive Compensation
Summary Compensation Table
      The following table sets forth certain information with respect to the compensation paid in each of the last three fiscal years to the Named Executive Officers.

				Long-Term
				Compensation
				Awards

		Annual		Number of
		Compensation(1)		Shares	Restricted
				Underlying	Stock	All Other
		Salary	Bonus(1a)	Stock	Awards	Compensation
Name and Principal Position	Year	($)	($)	Options(2)	(#)(3)	($)(4)

Jerry A. Greenberg	2004	50,000	0	—	—	1,250
Co-Chairman of the Board and	2003	50,000	0	—	—	1,250
Co-Chief Executive Officer	2002	50,000	0	—	—	1,250
J. Stuart Moore	2004	50,000	0	—	—	1,250
Co-Chairman of the Board and	2003	50,000	0	—	—	1,250
Co-Chief Executive Officer	2002	50,000	0	—	—	1,250
Preston B. Bradford	2004	200,000	54,050	35,000	0	1,250
Executive Vice President	2003	170,000	100,000	80,000	0	1,250
	2002	182,500	0	42,500	5,000	1,250
Susan D. Cooke(5)	2004	215,000	89,980	20,000	0	1,250
Chief Financial Officer and	2003	207,000	0	45,000	0	1,250
Senior Vice President	2002	212,833	0	51,250	30,000	1,250
Sheeroy D. Desai	2004	250,000	137,018	50,000	0	1,250
Executive Vice President and	2003	225,000	0	90,000	0	1,250
Chief Operating Officer	2002	229,155	0	102,500	35,000	1,250
Alan J. Herrick	2004	250,000	115,412	65,000	0	1,250
Executive Vice President	2003	250,000	0	60,000	0	1,250
	2002	260,406	0	97,500	50,000	181,720
Scott J. Krenz(5)	2004	12,292	7,406	0	0	0
Chief Financial Officer	2003	—	—	—	—	—
	2002	—	—	—	—	—
Jane E. Owens	2004	215,000	76,482	15,000	0	1,250
Senior Vice President and	2003	190,000	0	35,000	0	1,250
General Counsel	2002	198,333	0	54,500	17,000	1,250

(1)	In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total annual salary and bonus for the Named Executive Officer for such year.

(1a)	Consists of bonus payments made by the Company in 2004, as well as bonus amounts accrued in 2004 but paid in the first quarter of 2005.

(2)	Messrs. Greenberg and Moore do not participate in our stock plans, due to the significant equity ownership that each of them holds in Sapient.

(3)	The shares of restricted Common Stock granted to the Named Executive Officers vest in four equal annual installments, beginning on the first anniversary of the date of grant. As of December 31, 2004, the fair market value of the restricted Common Stock granted in 2002 to Mr. Desai, Mr. Herrick, Ms. Cooke and Ms. Owens was $276,850, $395,500, $237,300 and $134,470, respectively.

(4)	Amounts shown in this column represent our matching contributions under our 401(k) Plan, except that, with respect to Mr. Herrick, the amount shown in this column also includes $180,470 in housing and other living expenses and cost-of-living adjustments which we paid in 2002, on behalf of Mr. Herrick, in connection with Mr. Herrick’s assignment in London as Managing Director of our European operations.

(5)	Mr. Krenz joined the Company as Chief Financial Officer in December, 2004. Prior to that time, Ms. Cooke served as the Company’s Chief Financial Officer. On December 13, 2004, we awarded Mr. Krenz 75,000 stock options. In accordance with our 2001 Stock Option Plan, the grant date for these options was January 3, 2005.
      Each Named Executive Officer has executed an agreement which prohibits him or her from competing with Sapient for a period of 12 months following termination of his or her employment.
Option Grants in Last Fiscal Year
      The following table sets forth certain information regarding options we granted during 2004 to the Named Executive Officers.

	Individual Grants

		Percent of				Potential Realizable
		Total				Value at Assumed
	Number of	Options				Annual Rates of Stock
	Securities	Granted to	Exercise			Price Appreciation for
	Underlying	Employees	or Base			Option Term(3)
	Options	in Fiscal	Price	Expiration
Name	Granted(1)	Year	($/Sh)(2)	Date		5%($)	10%($)

Jerry A. Greenberg(4)	—	—	—	—		—	—
J. Stuart Moore(4)	—	—	—	—		—	—
Preston B. Bradford	35,000	*	6.04	6/1/14		132,948	336,917
Susan D. Cooke	20,000	*	6.04	6/1/14		75,970	192,524
Sheeroy D. Desai	50,000	1.2%	6.04	6/1/14		189,926	481,310
Alan J. Herrick(5)	65,000	1.5%	6.47		(5)	264,639	670,647
Scott J. Krenz	0	0	N/A	N/A		0	0
Jane E. Owens	15,000	*	6.04	6/1/14		56,978	144,393

*	Less than 1% of total options granted to employees in 2004.

(1)	Represents options granted pursuant to our 2001 Stock Option Plan. All of the options granted to the Named Executive Officers in 2004 vest in four equal annual installments, beginning on the first anniversary of the first day of the month following the date of grant.

(2)	The exercise price is equal to the fair market value of our Common Stock on the date of grant.

(3)	Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the SEC and do not reflect any estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock, the option holder’s continued employment through the option period and the date on which the options are exercised.

(4)	Messrs. Greenberg and Moore do not participate in our stock option plans because each of them owns a significant amount of Common Stock.

(5)	Mr. Herrick received 50,000 options at a fair market value of $6.04 on June 1, 2004 (with an expiration date of June 1, 2014) and 15,000 options at a fair market value of $7.92 on December 17, 2004 (with an expiration date of December 17, 2014). All calculations for Mr. Herrick in the above table, except with respect to the option grant expiration dates, are based on the weighted average exercise price of such option values.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
      The following table summarizes, for each of the Named Executive Officers, the number of shares acquired on exercise of options during 2004, the aggregate dollar value realized upon such exercise and the number and value of unexercised options held by such officers on December 31, 2004.

			Number of Shares	Value of Unexercised
			Underlying	In-the-Money
			Unexercised	Options at Fiscal
			Options at Fiscal	Year-End
	Shares	Value	Year-End	(Exercisable/
	Acquired on	Realized	(Exercisable/	Unexercisable)
Name	Exercise	($)	Unexercisable)	($)(1)

Jerry A. Greenberg(2)	—	—	—/—	—/—
J. Stuart Moore(2)	—	—	—/—	—/—
Preston B. Bradford	—	—	373,424/102,416	690,126/334,879
Susan D. Cooke	—	—	182,388/ 99,114	321,366/304,096
Sheeroy D. Desai	—	—	408,252/188,950	460,987/608,213
Alan J. Herrick	—	—	304,566/148,150	416,007/459,236
Scott J. Krenz	—	—	0/0	0/0
Jane E. Owens	—	—	108,009/ 65,741	136,258/228,905

(1)	Represents the difference between the last reported sale price per share ($7.91) of our Common Stock on December 31, 2004, as reported on the Nasdaq National Market, and the exercise price.

(2)	Messrs. Greenberg and Moore do not participate in our stock option plans because each of them owns a significant amount of Common Stock.
Certain Relationships and Related Transactions
      None.
Report of the Compensation Committee on Executive Compensation
      The Compensation Committee consists of three Directors, Messrs. Cunningham, Gaskins and McKissock, each of whom meets the standard for independence required under the applicable listing rules of the NASD. Mr. McKissock is the Chairperson of the Compensation Committee. The Committee is responsible for reviewing Sapient’s overall compensation policies and, with the input of the Co-Chief Executive Officers, setting the compensation of Sapient’s executive officers. The Committee also retains outside consultants from time to time to provide advice regarding trends in compensation practices and comparative benchmarking data.

Compensation Philosophies and Goals
      Sapient’s executive compensation program for 2004, which consisted of a combination of base salary, cash bonuses, stock options and restricted common stock, was designed in large part to align executive incentives with Sapient’s strategic goals. Accordingly, a material portion of the total cash compensation potentially payable to Sapient’s executive officers was directly linked to the achievement of specified performance targets. The Committee believes that performance-related compensation enhances the likelihood that Sapient’s strategic goals will be achieved and that it will retain its executives and other employees.
      The Committee designed the executive compensation program for 2004 to align executive and stockholder interests by providing executives with an equity interest in Sapient through awards of stock options while accounting for the vesting of previously granted restricted common stock. However, because Messrs. Greenberg and Moore, our founders, each already hold a significant amount of Common Stock, they historically have not participated (and in 2004 did not participate) in Sapient’s equity plans. The stock option grants for the other executive officers were recommended by the Co-Chief Executive Officers to the Committee for approval. The Committee evaluated each of the recommended grants based on the executive’s responsibilities; past, present and expected future contributions to Sapient; current stock and option holdings; and the equity awards made by comparable companies to their executive officers.
      In addition to structuring the executive compensation program in a manner which will reward executives for the achievement of Sapient’s objectives, we also seek to use our compensation program to attract and retain key executives.

Compensation in 2004

Cash Compensation
      The overall cash compensation payable to Sapient’s executive officers, other than the Co-Chief Executive Officers, consists of base salary and bonus payments. The base salaries of the executive officers for 2004 were determined by the Compensation Committee, with input from our Co-Chief Executive Officers. For our Co-Chief Executive Officers, the Compensation Committee approved the recommendation from Messrs. Greenberg and Moore that they each receive a nominal base salary of $50,000 for 2004. Nominal salaries are appropriate for the Co-Chief Executive Officers because each of them already holds a significant portion of Common Stock. Through their ownership of common stock, the incentives of the Co-Chief Executive Officers are closely aligned with Sapient’s performance objectives and the interests of stockholders.
      To align executive incentives with Sapient’s strategic goals, the Committee determined that the bonus component should be a material percentage of the overall cash compensation potentially payable to our executive officers. In 2004, our executive officers and other members of senior management participated in one bonus plan for the year, which was included as an exhibit to our Form 10-Q for the fiscal quarter ended March 31, 2004. The Committee approved the target amount of bonus compensation payable to each executive officer under this bonus plan, after considering the recommendations of the Co-Chief Executive Officers. The Committee was also responsible for determining the amount of the bonus pool to be established under other Sapient bonus plans (for example, hiring team and business development plans).
      Under the bonus plan that applied to our executive officers in 2004, the initial funding of a bonus pool, from which individual bonuses could be paid, was conditioned fifty percent upon the achievement of specified company-wide profitability goals and fifty percent upon the achievement of specified business-unit profitability goals (with the exception of the Company’s India business unit and global shared services teams, where bonus funding is based one hundred percent on the company-wide profitability goals). If these goals were not met, no bonus pool would be funded. If these goals were only partially met, a partial bonus pool would be funded. If a pool was funded, the allocation of bonus amounts by the business units or internal teams to each executive officer was based on the achievement of additional specified goals. These additional specified goals included client satisfaction scores, project profitability measures, predetermined “measures of excellence” and personal performance assessments.
      In 2004, the specified company-wide profitability goals were partially met. The various business units either partially achieved, met or exceeded their profitability goals. Accordingly, a partial bonus pool was established and allocated among certain business units and internal teams. The business units and internal teams that received a partial (or in the case of overachievement, an excess) bonus pool then allocated their pool to the individual bonus plan participants in accordance with the plan terms. As a result of this process, bonuses were paid to Messrs. Desai, Krenz and Herrick, and to Ms. Cooke, and Ms. Owens in the amount of $137,018, $7,406, $115,412, $89,980 and $76,482 respectively, for their contributions to Sapient in 2004. No bonuses were paid to Messrs. Greenberg or Moore in 2004.

Stock Options
      During 2004, the Named Executive Officers (excluding Messrs. Greenberg and Moore) received options to purchase an aggregate of 185,000 shares of Common Stock, at a weighted average exercise price of $6.19 per share, as indicated in the “Option Grants in Last Fiscal Year” table. These options were granted at the fair market value of our Common Stock on the date of grant. These options represented 4.5% of all options granted by Sapient in 2004. The Co-Chief Executive Officers recommended the timing and size of these awards to the Committee, which approved them.

Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation’s chief executive officer and the four other most highly compensated executive officers. In adopting and administering executive compensation plans and arrangements, the Committee considers whether the deductibility of such compensation will be limited under Section 162(m) of the Code.

Gary S. McKissock, Chairperson
Jeffrey M. Cunningham
Darius W. Gaskins, Jr.

Comparative Stock Performance
      The following graph compares the cumulative five-year total stockholder return on our Common Stock from December 31, 1999 through December 31, 2004, with the cumulative total return on (i) the Nasdaq Composite Index and (ii) the Goldman Sachs Technology Index — Computer Services Index. The comparison assumes the investment of $100 on December 31, 1999, in our Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Sapient Corporation	100.00	16.94	11.07	2.98	6.84	10.78

Nasdaq Composite Index	100.00	60.71	48.84	33.13	48.49	53.10

GSTI Computer Services Index	100.00	89.72	95.92	59.18	73.06	79.36

Information About Our Auditors
Selection of Independent Auditors
      The Audit Committee has selected PwC as our independent auditors for 2005, subject to ratification of the Company’s stockholders at the Annual Meeting. A representative of PwC is expected to be present at the Annual Meeting to answer appropriate questions, and to make a statement if he or she so desires.
Report of the Audit Committee
      On behalf of the Company’s Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of Sapient’s financial statements and reports; compliance with laws, regulations and corporate policies; and the independent auditor’s qualifications, performance and independence.
      Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2004 and management’s assessment of internal controls over financial reporting as of December 31, 2004. PwC, the Company’s independent registered public accounting firm in 2004, issued their report on the Company’s financial statements and the design and operating effectiveness of the Company’s internal control over financial reporting, the details of which are set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2004.
      The Committee has also discussed with PwC the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees. The Committee has also received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PwC their independence.
      Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K for the fiscal year then ended.
      The members of the Committee are not professionally engaged in the practice of accounting or auditing, however Mr. Chookaszian is a “financial expert” for purposes of the rules and regulations of the SEC and the applicable listing standards of the NASD. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.”

Dennis H. Chookaszian, Chairperson
Darius W. Gaskins, Jr.
Gary S. McKissock
Statement of Independent Auditors Fees and Services
      Aggregate fees for professional services rendered to the Company by PwC as of, and for, the years ended December 31, 2003 and 2004 were as follows:

Type of Services	2003	2004

Audit Fees	$562,518	$2,290,286
Audit-Related Fees	23,700	$9,600
Tax Fees	107,867	$88,575
All Other Fees	0	$0

Total	$694,085	$2,388,461

      The Audit Fees for the years 2003 and 2004 were for audits of our consolidated financial statements, as well as services generally that only the independent auditor can reasonably be expected to provide, such as services provided in connection with statutory and regulatory filings. The 2004 fees also include an audit of the Company’s internal controls over financial reporting.
      The Audit-Related Fees for the year 2003 were for employee benefit plan audits and accounting consultations. The Audit-Related fees for 2004 were for accounting consultations.
      The Tax Fees for the years 2003 and 2004 were principally for tax compliance and reporting services.
      We did not have any fees for any other services rendered by PwC for the years 2003 or 2004.
      The Audit Committee has specified certain types of prohibited, “non-audit” services which the Company is not authorized to obtain from PwC. The Audit Committee has also specified the types of “audit-related” and “non-audit” services that are permitted and approved. For those types of “audit-related” and “non-audit” services that are permitted and approved, the Audit Committee requires the Company to obtain additional approval from the Audit Committee, in advance, for each “audit-related” or “non-audit” service provided by PwC to the Company, where the fees payable by Sapient for such service are anticipated to exceed $100,000 in the aggregate. All audit-related and “non-audit” services were pre-approved by the Audit Committee in 2004.

OTHER MATTERS
      The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting, other than those items described above. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
      We will pay the costs of soliciting proxies. In addition to solicitations by mail, our Directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse them for their out-of-pocket expenses in connection with this distribution.
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2006 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at the headquarters of the Company, no later than December 27, 2005. You may find the address of the Company’s headquarters on the first page of this Proxy Statement.
      Under our by-laws, if a stockholder wishes to present a proposal before the 2006 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of Sapient at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2006 Annual Meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2006 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2006 Annual Meeting, the proxies designated by our Board of Directors will have discretionary authority to include such proposal among the matters to be voted upon at the meeting, and to vote on any such proposal, if included.

APPENDIX A
SAPIENT CORPORATION
2005 EMPLOYEE STOCK PURCHASE PLAN
      The purpose of this Plan is to provide eligible employees of Sapient Corporation, a Delaware corporation (the “Company”), and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $.01 par value (the “Common Stock”), commencing on July 1, 2005. Two Million Seventy-Four Thousand (2,074,000) shares of Common Stock in the aggregate have been approved for this purpose, plus such additional number of shares of Common Stock (up to 276,248 shares) as is equal to the number of shares of Common Stock reserved for issuance under the Company’s 2002 Employee Stock Purchase Plan (the “Existing Plan”) that are estimated to remain available for purchase under the Existing Plan after May 31, 2005. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.
      1.     Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.
      2.     Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).
      No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.
      3.     Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase Common Stock under this Plan, of such duration as the Board or the Committee shall determine (a “Plan Period”), during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. Each Plan Period will begin on a date determined by the Board or the Committee (the “Offering Commencement Date”). Notwithstanding the foregoing, no Plan Period may have a duration exceeding twelve months.
      4.     Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect.
      The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, including incentive or bonus awards and sales commissions, but excluding allowances and reimbursements for expenses (such as relocation allowances and travel expenses), income or gains on the exercise of Company stock options or stock appreciation rights and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, unless otherwise determined by the Board or the Committee.
      5.     Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction up to a maximum of 10% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made, with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld.
      6.     Deduction Changes. An employee may decrease or discontinue his or her payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his or her payroll deduction during a Plan Period. If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).
      7.     Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.
      8.     Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.
      9.     Purchase of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, the number of shares of Common Stock of the Company equal to the employee’s aggregate payroll deductions for such Plan Period divided by the applicable purchase price for such Plan Period. Notwithstanding the above, no employee may be granted an Option (as defined in Section 9) which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time. The number of shares of Common Stock which may be purchased by an employee during a Plan Period will also be subject to any limitations, if any, established by the Board or the Committee regarding the aggregate number of shares of Common Stock which may be purchased during any single Plan Period.
      The purchase price for each share of Common Stock purchased will be 85% of the closing price of the Common Stock on (i) the first business day of such Plan Period or (ii) the Exercise Date, whichever closing price shall be less. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.
      Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

      Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee.
      10.     Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.
      11.     Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any future pay due and owing to such employee and the balance in such employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.
      12.     Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him or her.
      13.     Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.
      14.     Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.
      15.     Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, and the limitations, if any, established by the Board or the Committee with respect to the aggregate number of shares that may be purchased during any Plan Period, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board or the Committee to give proper effect to such event.
      16.     Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board or the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.
      In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (b) all outstanding Options may be cancelled by the Board or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten days preceding the effective date of such transaction.
      17.     Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.
      18.     Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, or in the event that the total number of shares of Common Stock to be purchased during any single Plan Period exceeds the maximum number of shares, if any, established by the Board or the Committee with respect to such Plan Period, the Board or the Committee will allot the shares then available on a pro rata basis.
      19.     Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.
      20.     Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.
      21.     Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.
      22.     Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.
      23.     Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.
      24.     Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.
      25.     Effective Date and Approval of Shareholders. The Plan shall take effect on the date of its approval by the shareholders of the Company as required by Section 423 of the Code.
Adopted by the Board of Directors on March 3, 2005

25 FIRST STREET
CAMBRIDGE, MA 02141

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Sapient Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sapient Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000

000000000000
A/C                                           1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	SAPNC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAPIENT CORPORATION

02	0000000000	214905857254

Vote On Directors
		For	Withhold	For All
1.	To elect 01) Dennis H. Chookaszian, 02) Jeffrey M. Cunningham, 03) Darius W. Gaskins, Jr., 04) Gary S. McKissock and 05) J. Stuart Moore as Directors of the Company for a one-year term.	All ☐	All ☐	Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote On Proposals		For	Against	Abstain
2.	To approve the Company’s 2005 Employee Stock Purchase Plan and the reservation of 2,074,000 shares of Common Stock for issuance thereunder;	☐	☐	☐

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2005; and	☐	☐	☐

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

123,456,789,012 803062108
Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date	22

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SAPIENT CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2005

Those signing on the reverse side, revoking all prior proxies, hereby appoint(s) Jerry A. Greenberg and Scott J. Krenz, and each of them, with full power of substitution, as Proxies, to represent and vote, as designated hereon, all shares of stock of Sapient Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held Tuesday, May 24, 2005, at 9:00 a.m., Eastern time, at offices of the Company, 25 First Street, Cambridge, MA 02141 and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE